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                                                                    EXHIBIT 99.2


                         INTER-ATLANTIC FINANCIAL, INC.

                   NOMINATING AND GOVERNANCE COMMITTEE CHARTER

    The Nominating and Governance Committee's responsibilities and powers as delegated by the board of directors are set forth in this charter. Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I. PURPOSE

    As set forth herein, the Committee shall, among other things, discharge the responsibilities of the board of directors relating to the appropriate size, functioning and needs of the board including, but not limited to, recruitment and retention of high quality board members and committee composition and structure, and shall be guided in the discharge of their responsibilities hereunder by the Board of Directors Candidate Guidelines appended hereto.

II. MEMBERSHIP

    The Committee shall initially consist of at least two members of the board of directors as determined from time to time by the board, with an additional one to be appointed within one year of the closing of the Company's initial public offering. Each member shall be "independent" in accordance with the listing standards of the American Stock Exchange, as amended from time to time. Each member shall satisfy any other requirements set forth in applicable laws, rules and regulations in the Company's corporate governance documents.

    The board of directors shall elect the members of this Committee at the first board meeting practicable following the annual meeting of stockholders and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the board of directors, the members of the Committee shall designate a chair by majority vote of the full Committee membership.

    A Committee member may resign by delivering his or her written resignation to the chairman of the board of directors, or may be removed by majority vote of the board of directors by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III. MEETINGS AND COMMITTEE ACTION

    The Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Committee shall be called by the chairman of the Committee upon such notice as is provided for in the by-laws of the company with respect to meetings of the board of directors. A majority of the members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the board of directors.

    The chairman of the Committee shall establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not, be a member of the Committee. A certificate of the secretary of the Committee or minutes of a meeting of the Committee executed by the secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

    o   Developing the criteria and qualifications for membership on the board.



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    o   Recruiting, reviewing and nominating candidates for election to the board of directors or to fill vacancies on the board of directors.

    o Reviewing candidates proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

    o Reviewing and assessing the management succession plan for the Chief Executive Officer position and other members of executive management and annually reviewing its assessment with the Board.

    o Identifying and recommending members of the board of directors to serve on the various committees of the board of directors.

    o Reviewing director compensation and recommending changes to the board of directors.

    o Establishing subcommittees for the purpose of evaluating special or unique matters.

    o Monitoring and making recommendations regarding committee functions, contributions and composition.

    o Reviewing the charter of each standing committee of the Board and making such recommendations to the relevant committees concerning those charters.

    o Reviewing and assessing the adequacy of the Corporate Governance Guidelines of the Company from time to time and recommending any proposed changes to the Board for approval.

    o Reviewing and assessing annually the Company's Code of Business Conduct and Ethics and reviewing requests from directors and officers for waivers and make recommendations to the Board concerning such requests.

    o Evaluating, on an annual basis, the Committee's performance and reporting annually to the Board with an assessment of the Board's performance to be discussed with the all of the members of the Board present following the end of each fiscal year.

    o Reviewing all written communications from stockholders concerning the Company's annual general meeting and corporate governance process and making recommendations to the board of directors in respect thereof.

V. REPORTING

    The Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company's proxy statement.



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                         INTER-ATLANTIC FINANCIAL, INC.

                     BOARD OF DIRECTOR CANDIDATE GUIDELINES

    The Nominating Committee of INTER-ATLANTIC FINANCIAL, INC. (the "Company") will identify, evaluate and recommend candidates to become members of the Board of Directors ("Board") with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating Committee by the Company's stockholders in accordance with the Company's policy, a copy of which is attached hereto. Candidates will be reviewed in the context of current composition of the Board, the operating requirements of the Company and the long-term interests of the Company's stockholders. In conducting this assessment, the Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

            o Whether the candidate is independent pursuant to the requirements of the American Stock Exchange.

            o Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

            o Whether the candidate has the ability to read and understand basic financial statements. The Nominating Committee also will determine if a candidate satisfies the criteria for being an "audit committee financial expert," as defined by the Securities and Exchange Commission.

            o Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

            o Whether the candidate has knowledge of the Company and issues affecting the Company.

            o Whether the candidate is committed to enhancing stockholder value.

            o Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

            o Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

            o Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

            o Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

            o Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board's working relationship with the senior management of the Company.

            o Whether the candidate is able to suggest business opportunities to the Company.



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                    STOCKHOLDER RECOMMENDATIONS FOR DIRECTORS

    Stockholders who wish to recommend to the Nominating Committee a candidate for election to the Board of Directors should send their letters to 400 Madison Avenue, New York, New York 10017, Attention: Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Nominating Committee. Stockholders must follow certain procedures to recommend to the Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company's annual meeting of stockholders, the Corporate Secretary must receive the stockholder's recommendation no later than thirty (30) days after the end of the Company's fiscal year.

    o The recommendation must contain the following information about the candidate:

    o   Name;

    o   Age;

    o Business and current residence addresses, as well as residence addresses for the past 20 years;

    o Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

    o   Educational background;

    o Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

    o The number of shares of common stock of the Company beneficially owned by the candidate;

    o The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

    o A signed consent of the nominee to serve as a director of the Company, if elected.